ARTICLES OF INCORPORATION
                               OF
                       CENTROCK INCORPORATED

The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations, and to that end hereby adopts articles of incorporation as follows:

ARTICLE 1.  The name of the corporation is Centrock Incorporated.

ARTICLE 2. The registered office of this corporation is at South 124 Wall Street, Spokane, WA 99201, resident agent is
Carson Registered Agents, Inc. at 200 North Stewart Street,
Carson City, NV 89701.

ARTICLE 3. This corporation is authorized to carry on any lawful business or enterprise.

ARTICLE 4. The amount of the total authorized capital stock of this corporation is 75,000,000 shares each with par value of $.001 (one tenth of a cent) per share.

ARTICLE 5. The initial governing board of this corporation shall be styled directors and shall have one member. The name and address of the member of the first board of directors is:

Christopher A. George
South 124 Wall Street
Spokane, WA  99201

ARTICLE 6. Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or the payment of distributions in violation of NRS 78.300.

ARTICLE 7.  The name and address of the incorporator is:
Christopher A. George, South 124 Wall Street, Spokane, WA  99201.

ARTICLE 8. The period of existence of this corporation shall be perpetual.

ARTICLE 9. The articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

ARTICLE 10. In any election participated in by the shareholders, each shareholder shall have one vote for each share of stock he owns, either in person or by proxy as provided by law. Cumulative voting shall not prevail in any election by the shareholders of this corporation.

IN WITNESS WHEREOF the undersigned, Christopher A. George, for the purpose of forming a corporation under the laws of the State of Nevada, does make, file, and record these articles, and certifies that the facts herein stated are true; and I have accordingly hereunto set my hand this day, October 19, 1998.


INCORPORATOR:

     /s/  Christopher A. George


STATE OF WASHINGTON
                    :   SS.
COUNTY OF SPOKANE

On October 19, 1998, Christopher A. George, personally appeared before me, a notary public, and executed the above instrument.

                                        By  /s/  "Chris Chilton"
                                             --------------------
                                             NOTARY PUBLIC

Residing in Spokane, Washington
My Commission Expires:  April 8, 2001





                    CERTIFICATE OF ACCEPTANCE
                OF APPOINTMENT BY RESIDENT AGENT

Kimberly Terminel hereby certifies that in October 20, 1998, she, on behalf of Carson Registered Agents, Inc., accepted appointment as Resident Agent for the above named corporation in accordance with Sec. 78.090, NRS 1957.

IN WITNESS WHEREOF, I have hereunto set my hand this October 20, 1998.

                              By  /s/  "Kimberly Terminel"
                                       -------------------